EX-35.13
ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement dated as of February 1, 2007 (the "Pooling and Servicing Agreement"), by and among Banc of America Commercial Mortgage Inc., as Depositor, Bank of America, National Association, as Master Servicer, LaSalle Bank National Association, as Trustee and REMIC Administrator and LNR Partners, Inc., as Special Servicer solely with respect to the Forest Hills Corporate Center Whole Loan, Skyline Portfolio Pari Passu Whole Loan, Pacific Shores Pari Passu Whole Loan, 575 Lexington Avenue Pari Passu Whole Loan, and the Solana Pari Passu Whole Loan

BACM 2007-1


I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1. I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2007 (the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.


LNR PARTNERS, INC.



By: /s/ Susan K. Chapman
Susan K. Chapman
Vice President